Exhibit 99.1

NEWS RELEASE

Investors and Media Contacts:

Bill Horning / Tom Taggart

925.658.6193 / 925.658.6511

THE PMI GROUP, INC. REPORTS

THIRD QUARTER 2008 FINANCIAL RESULTS

Walnut Creek, CA, November 3, 2008 - The PMI Group, Inc. (NYSE: PMI) (the “Company”) today reported a loss from continuing operations for the third quarter of 2008 of $149.3 million, or $1.83 per basic and diluted1 share, compared to a loss from continuing operations in the third quarter of 2007 of $110.6 million, or $1.32 per basic and diluted1 share. The loss from continuing operations for the third quarter of 2008 was primarily due to losses and loss adjustment expenses (LAE) in the U.S. Mortgage Insurance Operations and PMI Europe, a decrease in premiums earned and net realized investment losses, primarily from impairments of corporate preferred equity securities in U.S. Mortgage Insurance Operations.

During the third quarter, the Company entered into definitive agreements to sell its Australian and Asian operations and classified both as discontinued operations.

The PMI Group, Inc. Third Quarter Results

	Three Months Ended September 30,
(Dollars in thousands, except per share data)	2008	2007
Loss from continuing operations	$(149,309)	$(110,635)
(Loss) income from discontinued operations, net of income taxes*	(80,104)	23,862

Net loss	$(229,413)	$(86,773)

Diluted loss from continuing operations per share	$(1.83)	$(1.32)
Diluted (loss) income from discontinued operations per share	(0.98)	0.28

Diluted net loss per share	$(2.81)	$(1.04)

*	Includes the results of PMI Australia, PMI Asia and PMI Guaranty.

Third Quarter 2008 Update:

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The Company sold PMI Australia for approximately 100% of net tangible asset value, or approximately $920 million, plus certain adjustments for pre-completion interest and changes in the value of PMI Australia’s investment portfolio. The transaction closed on October 22, 2008 with the Company receiving approximately $746 million in cash and a note (“the Note”) in the

[1]

Due to the net loss in the third quarter of 2008, dilutive components of shares outstanding such as stock options were not included in fully diluted shares outstanding as their inclusion would have been anti-dilutive.

principal amount of approximately $187 million. The amount owed under the Note could be reduced under certain conditions related to warranty claims and the post-sale performance of PMI Australia and PMI Asia. Due to the potential adjustments to the Note, it is not included as an asset on our consolidated financial statements under U.S. generally accepted accounting principles. Pursuant to the sale agreement, PMI funded premiums of approximately $46 million for a reinsurance cover for PMI Australia.

•

The Company signed a definitive agreement to sell PMI Asia for approximately 100% of the net tangible asset value, or approximately $56 million, 80% of which is to be received in the form of cash and 20% in the form of a note.

•

During the third quarter, PMI Guaranty paid approximately $152 million of its excess capital to our holding company, The PMI Group, of which $144 million was reinvested in U.S. Mortgage Insurance Operations. We expect to merge PMI Guaranty into our U.S. Mortgage Insurance Operations during the fourth quarter of 2008 pending regulatory approval.

Consolidated Continuing Operating Results

Consolidated net premiums written for the third quarter and year to date totaled $176.5 million and $591.4 million, respectively, compared with $218.8 million and $610.8 million for the same periods one year ago. The decreases were due primarily to lower levels of new insurance written and premium refunds related to rescissions of insurance previously written.

Consolidated premiums earned for the third quarter and year to date were $183.6 million and $602.0 million, respectively, compared with $209.2 million and $605.5 million for the same periods one year ago. The decreases were due primarily to lower levels of new insurance written and premium refunds related to rescissions of insurance previously written, partially offset by higher persistency in the U.S. Mortgage Insurance Operations.

Consolidated losses and LAE, which includes paid claims, loss adjustment expenses and additions to reserve for losses, for the third quarter and year to date were $382.7 million and $1,494.8 million, respectively, compared with $351.0 million and $580.2 million for the same periods one year ago. The increase in the third quarter compared with the same period one year ago was primarily due to higher claims paid in U.S. Mortgage Insurance Operations and loss reserve increases in PMI Europe while the increase year to date was primarily a result of higher losses and LAE in U.S. Mortgage Insurance Operations.

Consolidated reserve for losses and LAE totaled $2.5 billion as of September 30, 2008 compared with $2.3 billion as of June 30, 2008 and $718.9 million as of September 30, 2007. Reserves for losses and LAE in the U.S. Mortgage Insurance Operations increased in the third quarter of 2008 by a gross amount of $217.0 million and was partially offset by a $79.2 million credit from reinsurance recoverables, primarily from captive reinsurance agreements. The increase in this quarter for reserves for losses and LAE was primarily due to increases in notices of default and average claim sizes in the U.S.

Consolidated other underwriting and operating expenses for the third quarter and year to date were $59.4 million and $160.0 million, respectively, compared with $40.6 million and $145.9 million for the same periods one year ago. The increases in other underwriting and operating expenses in the third quarter and first nine months of 2008 compared to the corresponding periods in 2007 were primarily due to severance and disposal costs in the International Operations segment, certain software impairment charges in the Corporate and Other segment and, to a lesser extent, higher compensation expense.

The PMI Group, Inc. Third Quarter Results by Segment

	Third Quarter Total Revenues		Third Quarter (Loss) Income from Continuing Operations
(Dollars in millions, except per share data)	2008	2007	2008	2007
U.S. Mortgage Insurance Operations[2]	$158.1	$237.4	$(137.1)	$(65.2)
International Operations[3]	(0.4)	(2.0)	(46.0)	(8.7)
Financial Guaranty[4]	(2.9)	0.0	6.5	(25.6)
Corporate and Other[5]	70.4	4.6	27.4	(11.0)

Consolidated Total	$225.2	$240.0	$(149.3)	$(110.6)

Diluted (Loss) Income from Continuing Operations Per Share[1]			$(1.83)	$(1.32)

May not total due to rounding.

The PMI Group, Inc. Year to Date Results by Segment

	Nine Months Ended September 30 Total Revenues		Nine Months Ended September 30 (Loss) Income from Continuing Operations
(Dollars in millions, except per share data)	2008	2007	2008	2007
U.S. Mortgage Insurance Operations[2]	$655.3	$684.0	$(535.5)	$45.2
International Operations[3]	24.8	13.6	(56.8)	(4.5)
Financial Guaranty[4]	(90.9)	0.0	(140.8)	30.6
Corporate and Other[5]	125.9	14.9	26.9	(45.7)

Consolidated Total	$715.1	$712.5	$(706.2)	$25.6

Diluted (Loss) Income from Continuing Operations Per Share			$(8.68)	$0.29

May not total due to rounding.

Segment Results

U.S. Mortgage Insurance Operations

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The net loss totaled $137.1 million for the third quarter of 2008 compared with a net loss of $65.2 million in the third quarter of 2007. The higher loss in the third quarter was due primarily to lower premiums earned, higher net realized investment losses and higher other underwriting and operating expenses.

•

Total revenues were $158.1 million in the third quarter of 2008 compared with $237.4 million in the third quarter of 2007. The decrease in revenues was due to higher net realized investment losses, primarily from impairments of corporate preferred equity securities, and lower premiums earned due to lower levels of new insurance written and premium refunds related to rescissions of insurance previously written.

[2]

“U.S. Mortgage Insurance Operations” includes the results of PMI Mortgage Insurance Co. (PMI), affiliated U.S. reinsurance companies and equity in earnings from CMG Mortgage Insurance Company (CMG MI).

[3]	“International Operations” includes the results of PMI Europe and PMI Canada.
[4]	“Financial Guaranty” includes our equity investments in FGIC Corporation (FGIC) and RAM Holdings Ltd. (RAM Re).
[5]	The “Corporate and Other” segment primarily consists of the holding company, contract underwriting operations and intercompany eliminations.

•

Premiums earned in the third quarter of 2008 decreased 12.5% to $179.8 million from $205.5 million in the third quarter of 2007. The decrease was due primarily to lower new insurance written and premium refunds related to rescissions of insurance previously written partially offset by an increase in the primary persistency rate.

•	In the third quarter of 2008, the primary persistency rate increased to 81.0% compared with 73.3% in the third quarter of 2007, largely as a result of lower levels of refinance activity.

•	Losses and LAE in the third quarter of 2008 were $348.2 million compared with $348.3 million in the third quarter of 2007.

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Reserves for losses and LAE in the U.S. Mortgage Insurance Operations totaled $2.3 billion at September 30, 2008. The gross loss reserve increase in the quarter was $217.0 million, comprised of a $137.9 million change in net loss reserves and a $79.2 million credit from reinsurance recoverables, primarily from captive reinsurance agreements.

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Total claims paid increased to $200.1 million for the third quarter of 2008 compared with $92.6 million in the third quarter of 2007 driven by an increase in the number of claims paid, higher claim rates and larger average claim sizes.

•

After tax equity in losses from CMG MI for the third quarter of 2008 were $0.1 million, compared with after tax equity in earnings of $2.7 million for the same period of 2007. The decline in equity in earnings was primarily driven by higher losses and LAE partially offset by higher premiums earned. In the third quarter of 2008, insurance in force grew to $21.4 billion, persistency increased to 84.1%, the loss ratio was 91.8% and the primary default rate was 2.03%.

International Operations

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PMI Europe reported a net loss of $44.5 million in the third quarter of 2008 compared with a net loss of $8.4 million for the same period a year ago. The increase was driven by higher losses and loss adjustment expenses and an increase in underwriting and operating expenses primarily driven by reconfiguration costs partly offset by higher net investment income.

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PMI Canada, which the Company previously announced would cease operations in the second half of 2008, reported a net loss of $1.5 million in the third quarter of 2008 compared with a net loss of $0.3 million for the same period one year ago. The increase was driven by costs associated with closing its operations.

Financial Guaranty

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After tax equity in earnings from RAM Re for the third quarter 2008 were $9.4 million compared with after tax equity in earnings of $1.4 million for the same period a year ago. At June 30, 2008, the carrying value of the Company’s investment in RAM Re had been reduced to zero due to equity in losses. The equity in earnings from the third quarter increased the carrying value to $9.4 million. However, the Company realized an other-than-temporary impairment charge of $2.9 million which reduced the carrying value of our investment in RAM Re to $6.5 million.

Corporate and Other

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The Corporate and Other segment reported net income of $27.4 million for the third quarter of 2008 compared with a net loss of $11.0 million for the same period a year ago. The increase in net income was due primarily to the reporting of certain debt instruments at fair value in accordance with SFAS No. 159[6] partially offset by higher operating expenses related to increased legal fees, impairments of capitalized software projects and increased employee compensation costs, and an increase in interest expense related to a $200 million borrowing from the Company’s revolving credit facility.

Supplemental Financial Information

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The PMI Group, Inc.’s Third Quarter 2008 Financial Supplement, Net Operating Income (NOI) Reconciliation, and Sale of PMI Australia and PMI Asia Cash Proceeds and Loss from Discontinued Operations Reconciliation can all be found at www.pmigroup.com under Investor Relations.

ABOUT THE PMI GROUP, INC.

The PMI Group, Inc. (NYSE: PMI), headquartered in Walnut Creek, CA, provides innovative credit, capital, and risk transfer solutions that expand homeownership and fund essential services for our customers and the communities they serve. Through its wholly owned subsidiaries, PMI offers residential mortgage insurance and credit enhancement products. For more information: www.pmigroup.com.

Cautionary Statement: Statements in this press release that are not historical facts, or that relate to future plans, events or performance are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release include our expectation that PMI Guaranty will merge into U.S. Mortgage Insurance Operations in the fourth quarter. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements. Such factors include, among others, national or regional recessions, and further deterioration in the housing, mortgage and related credit markets. In particular, declines in housing values and/or housing demand, deterioration of borrower credit, higher unemployment rates, changes in interest rates, higher levels of consumer credit, higher mortgage default and claim rates, lower cure rates, higher claim sizes, the aging of our mortgage insurance portfolios, adverse changes in liquidity in the capital markets, the inability of loans servicers to process higher volumes of delinquent loans, the further contraction of credit markets and the failure of conditions relating to any of these factors to improve, could negatively affect our losses. Also, with respect to the sale of PMI Asia, the parties are currently discussing certain post-closing operational issues and there can be no assurance that the sale of PMI Asia will be completed on the terms that have been announced, or at all. In addition, there can be no assurance that the note issued to PMI in connection with the sale of PMI Australia will not be reduced prior to its repayment. There can be no assurance that we will receive regulatory approval to merge PMI Guaranty into our U.S. Mortgage Insurance Operations. Other risks and uncertainties are discussed in our SEC filings, including our Annual Report Form 10-K for the year ended December 31, 2007 (in Item 1A) and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. We undertake no obligation to update forward-looking statements.

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Effective January 1, 2008 the Company adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB No. 115 (“SFAS No. 159”). SFAS No. 159 allows an entity the irrevocable option to elect fair value for the initial subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis.

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
	(Dollars and shares in thousands, except per share data)
Net premiums written	$176,497	$218,831	$591,352	$610,848

Revenues
Premiums earned	$183,581	$209,201	$602,037	$605,472
Net (losses) gains from credit default swaps	(9,911)	(8,371)	439	(4,964)
Net investment income	36,098	33,587	105,119	98,093
Net realized investment (losses) gains	(49,920)	712	(21,994)	2,709
Change in fair value of certain debt instruments	66,283	—	111,948	—
Impairment of unconsolidated subsidiary	(2,887)	—	(90,868)	—
Other income	1,973	4,821	8,419	11,192

Total revenues	225,217	239,950	715,100	712,502

Losses and expenses
Losses and loss adjustment expenses	382,689	351,033	1,494,807	580,176
Amortization of deferred policy acquisition costs	4,955	13,150	13,773	38,853
Other underwriting and operating expenses	59,412	40,555	159,977	145,903
Interest expense	11,179	7,627	27,992	22,815

Total losses and expenses	458,235	412,365	1,696,549	787,747

Loss before equity in earnings (losses) from unconsolidated subsidiaries and income taxes	(233,018)	(172,415)	(981,449)	(75,245)
Equity in earnings (losses) from unconsolidated subsidiaries	9,103	(22,602)	(45,830)	49,655

Loss from continuing operations before income taxes	(223,915)	(195,017)	(1,027,279)	(25,590)
Income tax benefit from continuing operations	(74,606)	(84,382)	(321,084)	(51,211)

(Loss) income from continuing operations	(149,309)	(110,635)	(706,195)	25,621
(Loss) income from discontinued operations, net of taxes	(80,104)	23,862	(43,468)	73,472

Net (loss) income	$(229,413)	$(86,773)	$(749,663)	$99,093

Diluted (loss) income from continuing operations per share	$(1.83)	$(1.32)	$(8.68)	$0.29
Diluted (loss) income from discontinued operations per share	(0.98)	0.28	(0.54)	0.85

Diluted net (loss) income per share	$(2.81)	$(1.04)	$(9.22)	$1.14

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2008	December 31, 2007	September 30, 2007
	(Unaudited)	(Unaudited)	(Unaudited)
	(Dollars and shares in thousands, except per share data)
Assets
Investments	$2,243,908	$2,437,280	$2,500,489
Cash and cash equivalents	713,241	354,508	212,241
Investments in unconsolidated subsidiaries	154,397	309,800	1,126,781
Reinsurance recoverables	393,654	36,917	4,747
Deferred policy acquisition costs	31,036	18,305	52,592
Property, equipment and software, net of accumulated depreciation and amortization	138,845	157,308	161,995
Other assets	360,637	302,767	242,111
Assets - discontinued operations - held for sale	1,324,795	1,453,555	1,437,828

Total assets	$5,360,513	$5,070,440	$5,738,784

Liabilities
Reserve for losses and loss adjustment expenses	$2,463,407	$1,177,309	$718,872
Unearned premiums	117,324	136,921	142,750
Debt	532,177	496,593	496,593
Other liabilities	250,897	178,275	266,695
Liabilities - discontinued operations - held for sale	543,830	568,380	548,164

Total liabilities	3,907,635	2,557,478	2,173,074

Shareholders’ equity	1,452,878	2,512,962	3,565,710

Total liabilities and shareholders’ equity	$5,360,513	$5,070,440	$5,738,784

Basic shares issued and outstanding	81,624	81,120	81,120

Book value per share	$17.80	$30.98	$43.96

Note: Please refer to The PMI Group, Inc. Third Quarter 2008 Financial Supplement for additional information.